Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
American Realty Capital New York City REIT, Inc.:
We consent to the incorporation by reference in the registration statement No. 333-204433 on Form S-3 of American Realty Capital New York City REIT, Inc. of our report dated March 28, 2017, with respect to the consolidated balance sheets of American Realty Capital New York City REIT, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows, for each of the years in the three-year period ended December 31, 2016, and the related schedule III, which report appears in the December 31, 2016 annual report on Form 10-K of American Realty Capital New York City REIT, Inc.
/s/ KPMG LLP
New York, New York

March 28, 2017